Exhibit (a)(5) under Form N-1A

Exhibit 3(i) under Item 601/Reg. S-K

FEDERATED MANAGED POOL SERIES

Amendment No. 4 to the

DECLARATION OF TRUST

Dated October 3, 2005

       The Amended and Restated Declaration of Trust is amended as follows:

A.       Strike the first paragraph of Section 5 of Article III from the Declaration of Trust and substitute in its place the following:

Section 5. Establishment and Designation of Series or Class.

Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series shall be, and are established and designated as:

Federated Corporate Bond Strategy Portfolio

Federated High-Yield Strategy Portfolio

Federated International Bond Strategy Portfolio

Federated International Dividend Strategy Portfolio

Federated Mortgage Strategy Portfolio

The undersigned hereby certify that the above-stated Amendment is a true and correct Amendment to the Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 18th day of

May, 2017, to become effective on May 30, 2017.

WITNESS the due execution hereof this 18th day of May, 2017.

/s/ John T. Collins	/s/ Peter E. Madden
John T. Collins	Peter E. Madden

/s/ J. Christopher Donahue	/s/ Charles F. Mansfield, Jr.
J. Christopher Donahue	Charles F. Mansfield, Jr.

/s/ John B. Fisher	/s/ Thomas M. O’Neill
John B. Fisher	Thomas M. O’Neill

/s/ G Thomas Hough	/s/ P. Jerome Richey
G. Thomas Hough	P. Jerome Richey

/s/ Maureen Lally-Green	/s/ John S. Walsh
Maureen Lally-Green	John S. Walsh